Exhibit 3.1
RAMCO-GERSHENSON PROPERTIES TRUST
ARTICLES SUPPLEMENTARY CLASSIFYING AN ADDITIONAL 160,000
7.25% SERIES D CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED
SHARES OF BENEFICIAL INTEREST
     RAMCO-GERSHENSON PROPERTIES TRUST, a Maryland real estate investment trust (the “Company”), certifies to the Maryland State Department of Assessments and Taxation (the “Department”) that:
     FIRST: Pursuant to the authority expressly vested in the Board of Trustees of the Company (the “Board of Trustees” or the “Board”) by Article VI of the Company’s Articles of Amendment and Restatement filed with the Department on October 2, 1997, as amended, supplemented and restated (the “Declaration of Trust”), and Title 8 of the Maryland Corporations and Associations Article of the Annotated Code of Maryland (the “Maryland REIT Law”), the Board of Trustees, at a meeting held on March 11, 2011, adopted resolutions generally authorizing and approving the classification and issuance of up to a maximum aggregate offering price of $100,000,000 of a separate series of authorized but unissued Preferred Shares (as defined in the Declaration of Trust) with up to a maximum of $100,000,000 in aggregate liquidation preference, and, pursuant to the powers contained in the bylaws of the Company, as amended and restated (the “Bylaws”) and the Maryland REIT Law, appointing a committee (the “Pricing Committee”) of the Board of Trustees and delegating to the Pricing Committee, to the fullest extent permitted by Maryland law, the Declaration of Trust and Bylaws, all powers of the Board of Trustees with respect to the designating and setting of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of such series of Preferred Shares and determining the number of shares of such series of Preferred Shares (not in excess of the aforesaid maximum aggregate offering price and maximum liquidation preference) to be classified and issued and the price and other terms and conditions upon which shares of such series of Preferred Shares were to be offered, sold and issued.
     SECOND: Pursuant to the authority conferred upon the Pricing Committee as aforesaid, the Pricing Committee, at a meeting held on March 31, 2011, adopted resolutions initially classifying 1,840,000 authorized but unissued Preferred Shares as the aforesaid series of Preferred Shares, designating the aforesaid series of Preferred Shares as “7.25% Series D Cumulative Convertible Perpetual Preferred Shares of Beneficial Interest”, setting the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption of such 7.25% Series D Cumulative Convertible Perpetual Preferred Shares of Beneficial Interest and authorizing the issuance of up to 1,840,000 of such 7.25% Series D Cumulative Convertible Perpetual Preferred Shares of Beneficial Interest.
     THIRD: On April 5, 2011, the Company caused to be filed with the Department “Articles Supplementary Classifying 1,840,000 7.25% Series D Cumulative Convertible Perpetual Preferred Shares of Beneficial Interest” (the “April 5, 2011 Articles Supplementary”) providing for the classification and designation, and setting the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption and other terms and conditions of, such 1,840,000 7.25% Series D Cumulative Convertible Perpetual Preferred Shares of Beneficial Interest of the Company (the “Initial Series D Preferred Shares”).
     FOURTH: Pursuant to the authority conferred upon the Pricing Committee as aforesaid, the Pricing Committee has on April 27, 2011 adopted resolutions classifying an additional 160,000 authorized but unissued Preferred Shares of the Company as 7.25% Series D Cumulative Convertible Perpetual Preferred Shares of Beneficial Interest of the Company (the “Additional Series D Preferred Shares”), having the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption and other terms and conditions as set forth in the April 5, 2011 Articles Supplementary and applicable to the Initial Series D Preferred Shares, all of which are incorporated herein by this reference, and authorizing the issuance of such Additional Series D Preferred Shares. After giving effect to the classification of the Additional Series D Preferred Shares, the total number of Preferred Shares classified and designated as 7.25% Series D Cumulative Convertible Perpetual Preferred Shares of Beneficial Interest of the Company is 2,000,000.
     FIFTH: The Initial Series D Preferred Shares and the Additional Series D Preferred Shares, all having the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption and other terms and conditions as set forth in the April 5, 2011 Articles Supplementary, comprise and will comprise one and the same series of Preferred Shares of the Company referred to as the “Series D Preferred Shares” in the April 5, 2011 Articles Supplementary.
     SIXTH: The Additional Series D Preferred Shares have been classified and designated by the Board of Trustees of the Company under the authority contained in the Declaration of Trust.
     SEVENTH: These Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by law.
     EIGHTH: The undersigned President and Chief Executive Officer of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer of the Company acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.
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     IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 28th day of April, 2011.

ATTEST: /s/ Gregory R. Andrews Name: Gregory R. Andrews Title: Secretary	RAMCO-GERSHENSON PROPERTIES TRUST By: /s/ Dennis Gershenson (SEAL) Name: Dennis Gershenson Title: President and Chief Executive Officer